UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE MOTLEY FOOL FUNDS TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Draft Call Center Script — Motley Fool Proxy (Fall 2016)

THE MOTLEY FOOL FUNDS TRUST

Meeting Date: December 21, 2016

For BNYM Call Center Staff

The Shareholder Services Representative will need to identify if the shareholder was invested with Motley Fool Funds on October 5, 2016 (record date).  If yes:

“Before we hang up, did you receive a proxy voting package by mail or by email? “

or

“Mr. Smith, have you received a proxy voting package in by mail or by email?”

If yes:

“Have you had an opportunity to vote?”

If yes:

“Thank you for voting and thank you for calling Motley Fool Funds.”

If no:

“Motley Fool Funds is asking its shareholders to vote on an important matter relating to how the assets in our funds are organized. We have filed a proposal to reorganize the assets of the funds under a series trust — the RBB Fund, Inc.  Would you like some additional information about the proposal?”

If yes:

“RBB represents the shareholders of several mutual fund families that manage roughly $18 billion in assets. We believe that RBB is in a better position to negotiate for services related to administering the fund, and we are optimistic that the reorganization may allow us to lower fund expenses.  Would you like more information on how to vote?

If yes:

“To vote, please visit www.proxyvote.com or call 1-800-690-6903 by Tuesday, December 20. You’ll need the control number listed on your proxy ballot. Additionally, if you received a proxy statement in your postal mail, you can fill it out and return in the envelope which was enclosed.”

VOTE YOUR PROXY!

Motley Fool Funds needs your vote! We recently filed a proxy with the SEC on an important fund matter and we’re are asking all shareholders to vote. To vote, call 1-855-601-2249 or visit www.proxyvote.com by Tuesday, December 20. You’ll need the control number that’s listed on your proxy ballot. For shareholders as of October 5, please keep an eye out for an important mail or email delivery.